Contact:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com	Tony Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE INCREASES DIVIDEND TO $0.09 PER SHARE

BLOOMFIELD HILLS, MI, October 25, 2007 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that its Board of Directors has approved a quarterly dividend of $0.09 per share representing an increase of 29% from the $0.07 per share paid in the previous quarter. The dividend is payable on December 3, 2007, to shareholders of record on November 12, 2007.

Commenting on the dividend, Penske Automotive Group Chairman Roger Penske said, “We are pleased to offer our shareholders an increase in the quarterly dividend. We have grown Penske Automotive through acquisitions and same-store increases, relying on our differentiated business model which combines geographic diversity, an outstanding brand mix and targeted investments. As a result, we believe the payment of an increased dividend demonstrates confidence in our strong operating performance while allowing us to maintain the financial flexibility to implement our business model.”

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 307 retail automotive franchises, representing 40 different brands, and 26 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 164 franchises in 19 states and Puerto Rico and 143 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 1000 and has 16,000 employees.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance, which are contained in Penske Automotive’s Form 10-K for the year ended December 31, 2006, and its other filings with the Securities and Exchange Commission and which are incorporated into this press release by reference. This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

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